Exhibit 21

Subsidiaries of the Registrant

Subsidiary	State or Jurisdiction of Incorporation

First-Citizens Bank & Trust Company	North Carolina

First Citizens Bank and Trust Company, Inc. (1)	South Carolina

First Citizens Housing Development	South Carolina

FCB/NC Capital Trust III	Delaware

FCB/SC Capital Trust I	Delaware

FCB/SC Capital Trust II	Delaware

Neuse, Incorporated	North Carolina
(1) On January 1, 2015, First Citizens Bank and Trust Company, Inc. merged with and into First-Citizens Bank & Trust Company.